Exhibit 6.5

LEASE AGREEMENT

THIS LEASE AGREEMENT (“Lease”) is made this 21st day of April, 2025, by and between BELLE AVE, LLC (herein called “Lessor”), and _TIMEPLAST INC, 1000 Belle Ave, Suite 1040, Winter Springs, FL 32708

W I T N E S S E T H:

Section 1. Demised Premises. In consideration of the rent hereafter agreed to be paid by Lessee to Lessor and the mutual promises hereinafter provided, Lessor does hereby lease and let unto Lessee, and Lessee does hereby lease from Lessor, those certain premises known as and 1000 Belle Ave, Suite_1040, Winter Springs, FL 32708

Section 2. Term of Lease. This Lease shall be for a period of Two (2) year(s) (the “Initial Term”). The commencement date of the Lease shall be 05-01-2025 and the Lease shall end on 04-30-2027. The Tenant has the right to terminate this lease after one year under the following conditions; (1) Tenant agrees to give the landlord a 90 day written notice that they will be terminating the lease after the first year period is over, (2) Tenant agrees to pay landlord a one-time penalty of $10,000.00 payable to Belle Ave LLC, and in return Landlord agrees to relinquish the tenant of any obligations or responsibilities pertaining to this lease, Landlord agrees to void this lease without any actions being taken against the tenant.

Section 3. Rental. Lessee covenants and agrees that it will pay rent to Lessor for the use of the Demised Premises without setoff, deduction or demand, except as expressly authorized under the terms of Sections 12 and 13 of this Lease, as follows:

(a)            Base Rent. Lessee shall pay Base Rent Plus CAM and sales tax in the amount of $4,326.00 per month during the first 12 months of this Lease. Base rent shall increase to 3% per year beginning on the first anniversary of the commencement of the term of this Lease. All monthly payments of rent shall be payable, in advance, on or before the first day of each month during the term, subject to section 3 (e) hereunder, to Lessor at 1060 Belle Ave, Winter Springs, FL 32708. All checks must be payable to “Belle Ave, LLC or assigns.” Lessor and Lessee acknowledge that the rental rate represents an arms length fair market value rent for Lessee’s use of the Demised Premises.

Period	Rentable Square Feet	Annual Base Rent PSF Including CAM	Annual Base Rent	Monthly Rent
May 1, 2025 - April 30, 2026	2800	$18.00	$50,400.00	$4,200.00
May 1,2026 - April 30, 2027	2800	$18.54	$51,912.00	$4,326.00

(b)            Common Area Maintenance Fee. Lessee shall also be responsible for its prorata share of the common area maintenance (“C.A.M.”) fees for its portion of the 20,000 square foot Building. These fees relate to the property taxes, lawn maintenance, management, parking lot lighting, trash pick-up, repair and upkeep of all common areas. The C.A.M. fees shall be at $3.00 per square foot for a total of $700.00 per month and shall be made with the base rent payment each month. The C.A.M. fees shall be adjusted annually on the anniversary date of the Lease to reflect actual cost. Lessor will do an annual overview and in the event that there is an overpayment, Lessor will give the lessee a credit for the overpayment. If there is an underpayment for CAM, that amount will be due at that time.

(c)            Sales Tax. Lessee shall also pay with all rent due under this Lease an amount equal to any tax on all amounts classified as rent or additional rent which may be now or hereafter imposed by any lawful authority.

(d)            Security Deposit. Lessee shall pay the sum of $4,200.00 to Lessor at the time of execution of this lease as a refundable security deposit to secure the full and faithful performance by Lessee of all the terms, covenants and conditions of this Lease. Lessee shall get the entirety of their $4,200.00 security deposit upon move out and inspection. If no deviations are found in the unit, Lessor agrees to give lessee the full deposit back.

(e)            First and Last Month’s Rent. Lessee shall pay to Lessor the sums of base rent, CAM, and sales tax due for the first month’s rent, for a total of $4,326.00 which amounts shall be paid to Lessor by Lessee prior to move in.

(f)            Lease Year. The term "lease year" as used herein shall refer to each 12-month period starting on the "lease commencement date" and each consecutive anniversary of the lease commencement date thereafter.

(g)            Late Charge. Failure by Lessee to pay as and when due the proper amount of rent, sales tax and any other amounts which may be due Lessor under this Lease shall constitute a default of this Lease by Lessee, entitling Lessor to the remedies therefore specified in this Lease. In the event such default continues after the tenth day of each month, Lessee shall pay to Lessor a late payment charge of $50.00 per day beginning on the 3rd day of the month in order to defray the expenses of handling such late payment. A fee of $50.00 will be due to Lessor by Lessee for any check which fails to clear due to insufficient funds.

Section 4. Custom Lessee Improvement Build-Out Costs. Lessee must submit in writing to Lessor all plans and documentation including any and all permits obtained for the build-out. Lessee must obtain approval from Lessor in writing before commencing any work. Lessee is responsible for any and all build-out costs. Lessee is required to have all the appropriate and required permits for such build-out.

Section 5. Use of Demised Premises

(a)            It is understood and agreed between the parties hereto and Lessee covenants that the Demised Premises during the continuance of this Lease shall be used as an Office and Warehouse space and related services in accordance with the terms and conditions of this Lease, and for no other purpose or purposes without the prior written consent of Lessor. Lessor shall have the right to prescribe such reasonable rules governing the conduct of business in and operation of the Building as Lessor in its sole discretion shall deem necessary in order to promote a first class commercial environment for the benefit of customers and tenants of the Building and as to Lessor's relationship with such parties. No auction, fire, liquidation or bankruptcy sale may be conducted in the Demised Premises without the previous written consent of Lessor. Lessee shall not utilize the Demised Premises for any unlawful purpose. Lessee shall comply with all applicable laws, ordinances and regulations of governmental authorities, including but not limited to, those laws, rules, ordinances and regulations regarding the use, storage and disposition of hazardous materials, pollutants and medical waste. Lessee also agrees to comply with the use restrictions and other requirements of the Declaration of Condominium and related documents referenced in Section 40 below.

(b)            The use and occupation of the Demised Premises shall include the common use of the common areas and car parking areas designated from time to time by Lessor subject, however, to the terms and conditions of this Lease, the Declaration of Condominium and to reasonable rules and regulations for the use thereof prescribed from time to time by Lessor.

Section 6. Care of Premises. Lessee shall not perform any acts or carry on any practices within the Demised Premises and common areas which may injure the Building or be a nuisance or menace to other occupants in the Building and shall keep the Demised Premises under its control clean and free from vermin, rubbish, and debris at all times, and shall store all trash and garbage within the Demised Premises or at Lessor's designated place therefor. Lessee shall not burn any trash or garbage of any kind within the Building facility. Lessee shall not keep or display any merchandise on or otherwise obstruct the walkways or areaways adjacent to the Demised Premises without the written consent of Lessor. There shall be no work of any kind performed in the common areas or in the parking lots. The parking lot is strictly for parking, and for off-loading and on-loading. Lessor agrees to allow Lessee to use the parking lot for running activities and for working out. There shall be no mechanic work performed in the common areas or in the parking lots. Any work of that sort must be completed inside the Lessees unit.

Section 7. Maintenance and Alterations.

(a)            Lessor shall keep the roof, structural components, exterior walls, all building common areas, and all building systems serving more than one tenant in good repair. Lessor shall pay for all such repairs except such repairs that may be occasioned by the negligence of Lessee or Lessee's agents or employees. If any repairs required to be made by Lessor pursuant to this Section should be required as a result of the negligence of Lessee or Lessee's agents or employees, then Lessee shall pay all expenses incurred by Lessor as a result of such repairs. Lessee shall keep the inside of the Demised Premises and the exterior doors, windows, display windows and window frames of the Demised Premises in a clean and good order, maintain and repair and shall also keep the premises in a clean, sanitary and safe condition in accordance with law and in accordance with all applicable rules and regulations of governmental and quasi-governmental agencies. Lessee shall be responsible for all repairs and replacements and maintenance to the interior of the Demised Premises, including but not limited to, repairs and/or replacement, and maintenance to the plumbing, electrical and air conditioning systems including interior and exterior units, and repairs and replacement to the ceiling, floors, doors and interior walls. Lessee is responsible for the replacement, repairs, maintenance of the Air conditioning. Lessee shall have a maintenance contract with an air conditioning company to service the air conditioning of the unit. Lessee shall have regular maintenance performed on all equipment so that all warranties remain in full force and effect.

(b)            Lessee shall not make any permanent alterations or improvements to Demised Premises without first obtaining Lessor's written consent to the design, materials, size and location thereof, and Lessor's consent to, at Lessor's sole option, may also be conditioned upon the posting of a payment and performance bond. If Lessee desires to make any permanent improvement(s) or alteration(s), Lessor, upon approval of the plans and specifications therefor, may elect to make such improvements for Lessee at Lessee's expense in order to ensure the structural integrity and quality of construction work in the Building. In any such event, Lessee shall deposit with Lessor such sums of money as may be necessary to make, construct, or erect such work. All alterations, additions, improvements and such fixtures, other than trade fixtures and equipment, which as a matter of law have become a part of the realty and which may be made or installed by either of the parties hereto upon the premises and which in any manner are attached to the floors, walls or ceiling shall, upon the expiration or termination of this Lease, become the property of Lessor without any payment by Lessor therefor, provided that Lessor may at its option require Lessee to remove from the premises at Lessee's expense all or any portion or item hereto specified at the expiration of this Lease. Any personal and/or real property tax which may be imposed by the proper taxing authorities upon any improvements made or requested by Lessee shall be paid by Lessee. Lessee shall not install any lighting fixtures (inside or outside the Demised Premises), shades, awnings, sliding doors in or on, alter the structure of or obstruct any portion of the Demised Premises in any manner without first having obtained Lessor's prior written consent therefor. Lessee agrees to remove all signs and personal insignia which may be displayed in or about the Demised Premises at the termination of this Lease. Lessee agrees to pay Lessor for the repair of any damage caused to the Demised Premises by Lessee's removing such items. Anything in this Lease to the contrary notwithstanding, Lessee shall not remove any wall fixtures, personal property, or other improvements from the Demised Premises without Lessor's prior written consent if Lessee is in default under any of Lessee's covenants or obligations under this Lease. Lessee shall fully comply with the Americans with Disabilities Act of 1990 (P.L. 101-336, 42 U.S.C. Section 1201, et seq.), with respect to all improvements or alterations constructed by Lessee at the Demised Premises and Lessee shall bear all costs, expenses, and fees related thereto. Lessee shall have exclusive responsibility to arrange all architectural and contracting activities pertaining to all such improvements or alterations.

Section 8. Signage. No signs or advertising, including awnings, may be erected, or used on the Demised Premises without Lessor’s prior written approval.

Section 9. Indemnity -- Liability Insurance.

(a)            Lessee covenants and agrees to indemnify and save Lessor harmless from and against any and all claims, losses, costs, expenses or damages (including, without limitation, reasonable attorneys fees) made by Lessee's employees, agents, invitees or other persons on or about the Demised Premises, the common building areas and the parking areas at the request of Lessee for damages or injuries to goods, wares, merchandise and property and/or for any personal injury or loss of life. Lessee also agrees to indemnify and save Lessor harmless from and against any and all claims, losses or damages (including, without limitation, reasonable attorneys fees) asserted against Lessor by any person and arising as a result of Lessee’s negligence or the negligence of Lessee’s agents, employees, representatives, licensees or invitees.

(b)            Lessee shall, at its expense, throughout the duration of this Lease procure and continue in force general liability insurance with single limit coverages of at least $1,000,000.00 per occurrence. Any insurance policies hereunder shall name Lessor as an additional insured, and Lessee shall furnish Lessor evidence of such insurance coverage by way of an endorsement to same, together with a copy of the actual policy and any amendments thereto; same shall be delivered by Lessee to Lessor at least ten days prior to the lease commencement date unless otherwise sooner requested by Lessor. All such insurance shall be in form reasonably satisfactory to Lessor and maintained with carriers rated Bests' A or better, and may not be modified or terminated without 30 days' advance notice to Lessor.

(c)            All personal property of Lessee located in the Demised Premises shall be placed therein at Lessee’s sole risk and Lessor shall have no liability for any loss or damage suffered to such personal property unless such damage is proximately caused by the negligence of Lessor. Lessee agrees to procure and pay for a policy insuring its personal property against loss by fire or other casualty.

Section 10. Assignment and Subletting. Lessee shall not assign, mortgage or encumber this Lease, in whole or in part, or sublet all or any part of the Demised Premises without prior written consent of Lessor. The consent by Lessor to any assignment or subletting shall not constitute a waiver of the necessity for such consent to any subsequent assigning or subletting. Transfer of ownership of Lessee’s business shall constitute an assignment of this Lease and requires prior written consent of Lessor. Notwithstanding any assignment or sublease, Lessee shall remain fully liable and shall not be released from performing any of the terms of this Lease.

Section 11. Lessor's Access to Demised Premises. Lessor shall have the right to enter upon the Demised Premises at all reasonable hours for the purpose of inspecting same or for making repairs to the Demised Premises or to any property owned or controlled by Lessor therein. Lessor will give reasonable prior notice of its intention to inspect the Demised Premises or for making repairs other than in the event of an emergency. If Lessor considers that certain repairs to the Demised Premises are to be made by Lessee as required under this Lease, then Lessor may demand that Lessee make same forthwith, and if Lessee refuses or neglects to commence such repairs and complete the same with reasonable dispatch (but in no event later than 30 days) after written notice by Lessor, Lessor may make or cause such repairs to be made and shall not be responsible to Lessee for any loss or damage that may be suffered by Lessee's property found in the Demised Premises or business conducted therein by reason thereof, and if Lessor makes or causes such repairs to be made, Lessee agrees that it will forthwith on demand pay to Lessor the cost thereof with interest thereon at the maximum legal contract rate permitted by the laws of the state of Florida. Lessor may, during the 90-day period prior to the expiration of this Lease or any time subsequent to the termination of this Lease, if terminated prior to the normal expiration date hereof, have access and entry to the Demised Premises during reasonable business hours for purposes of exhibiting the Demised Premises to other prospective tenants. In conjunction therewith, Lessor may place a sign in Lessee's display window indicating the availability of the Demised Premises for purposes of leasing or renting same.

Section 12. Utilities.

(a)            Lessor to Provide. Lessor will furnish, at its own expense, the following services:

(i)             dumpster service to the Building (but Lessee shall be responsible for moving trash and garbage out of the Building to the dumpster facility);

(ii)            passenger vehicle parking for Lessee, its employees, and its visitors in the unsupervised outdoor uncovered parking area on a “first come” basis, in common with other tenants in the Building, and their employees and visitors, all subject to such reasonable rules and regulations as from time to time may be imposed by Lessor or the condominium association.

(b)            Lessee to Provide. Lessee will obtain and pay for the following utilities and services desired by Lessee:

(i)             electricity, water and sewer for the Demised Premises through a separate meter, including lighting and business equipment;

(ii)            telephone, cable and internet services for the Demised Premises, including applicable installation charges;

(iii)           janitorial service and customary cleaning for the Demised Premises by a janitor or cleaning contractor at all times reasonably satisfactory to Lessor;

(iv)           Any other similar charges for services furnished to the Demised Premises.

Lessee agrees to make application with utility companies for such services, to make any required deposits, and to pay all invoices for such services in the prescribed manner. In the event such invoice is made through a metering device whereby the charges therefor may be billable to Lessor, then Lessor will deliver written notice thereof to Lessee and Lessee will pay its portion thereof upon demand. Said amount will be deemed Rent for purpose of determining a default under this Lease pursuant to Section 3 hereof.

Section 13. Eminent Domain. If the whole of the Building (or such part thereof as shall render the remainder of the Demised Premises untenantable) shall be taken by any public authority under the power of eminent domain, then the term of this Lease shall cease on the day possession is acquired by the condemning authority. If only a portion of the Building is taken, and if such taking does not render the remainder of the Demised Premises unusable for the stated purpose, then this Lease shall not terminate, and from that day onward, Lessee shall continue in the possession of the remainder of the Demised Premises under the terms herein provided, except that the Base Rent shall be reduced in proportion to the amount of the Demised Premises taken, if any. Lessor shall, within a reasonable time after such taking, at its own cost and expense, make repairs necessary due to the partial taking in order to allow Lessee the continued usage of the remainder of the Demised Premises; provided, however, Lessor shall not be required to expend any amounts in excess of the severance damages paid by the condemning authority in connection with such taking. The parties agree that Lessee shall not be entitled to any damages by reason of the taking of its leasehold interest or any part thereof, but Lessee shall be entitled to prove and collect for its damages to fixtures and any leasehold improvements made by it, to the extent that such improvements shall not have been improvements that are replacements or substitutions of improvements theretofore installed by Lessor.

Section 14. Fire or Casualty Damage.

(a)            If the Demised Premises are partially damaged by fire or other casualty, the damages shall, within a reasonable time thereafter, be repaired by and at the expense of Lessor to the extent insurance proceeds are paid to Lessor as a result of such casualty damage. Such repair shall be made promptly except that no penalty shall accrue for reasonable delay which may arise by reason of adjustment of insurance on the part of Lessor and/or Lessee, and for reasonable delay on account of labor or materials difficulties or any other cause beyond Lessor's control.

(b)            If the Demised Premises are totally damaged or are rendered wholly untenantable by fire or other casualty, the Base Rent due under Section 3 hereof shall abate until restoration or rebuilding. Provided the Building is rebuilt, Lessor shall, subject to the terms hereof, within a reasonable time, restore or rebuild the Demised Premises to its condition existing as of the date of this Lease; provided, however, that Lessor's obligation to repair and restore the premises shall be limited to the insurance proceeds made available to Lessor as a result of such casualty, and Lessee shall pay for any amounts incurred by Lessor in excess of such insurance proceeds including the amount of deductible not covered by insurance; provided further, however, that if the Demised Premises are totally damaged or rendered wholly untenantable by fire or other casualty, then either party shall have the right and option to terminate this Lease within 30 days of the date of such casualty by giving written notice to the other, and any Base Rent paid pursuant to Section 3 hereof or other payments which may be due Lessor under this Lease shall be prorated as of the effective date of such termination and any advance payments on account of such Base Rent received by Lessor from Lessee shall be proportionately refunded to Lessee. In the absence of such written notice of termination, this Lease will continue in full force and effect and subject to the abatement of rent for any portion of the Demised Premises that are rendered unusable by Lessee until the completion of restoration or rebuilding.

Section 15. Bankruptcy - Insolvency. Lessee agrees that if the leasehold created hereby shall be taken upon execution, attachment or any other process of law, or if Lessee shall be adjudged as bankrupt or insolvent, or if any receiver or trustee be appointed for Lessee's business and property, or if Lessee makes any assignment of Lessee's property for the benefit of creditors, or if Lessee shall file a voluntary petition in bankruptcy or apply for reorganization or any extension agreement with its creditors under the Bankruptcy Code or other law in force or hereafter enacted and any such execution, attachment order, assignment, or action be not vacated or set aside within 30 days thereafter, then Lessor may, if it so elects upon 10 days' written notice to Lessee, terminate this Lease, or Lessor at Lessor's option shall have the right to pursue such other remedies as may be allowed at law or in equity against Lessee and any and all other parties who may be liable.

Section 16. Default.

(a)            If Lessee shall default in the payment of monies due hereunder and fails to cure such default within three days after receipt of written notice from Lessor, or if Lessee shall default in the observance of any of the covenants on its part to be performed hereunder, other than the payment of monies due hereunder and fails to cure any such non-monetary default within ten days after written notice from Lessor, or if Lessee vacates or abandons the Demised Premises, or if by operation of law any interest of Lessee shall pass to another, then Lessor shall have the right, at its option, to cancel and terminate this Lease and remove all persons and property from the Demised Premises by summary proceedings and/or Lessor may declare all ascertainable rents and charges due hereunder immediately due and payable, and thereupon, all such rents and fixed charges due to the end of the term or any renewal term if applicable, shall thereupon be accelerated or Lessor may elect to take and repossess the Demised Premises and relet same for Lessee's account, holding Lessee liable in damages for all expenses incurred by Lessor in any such reletting and for any difference between the amount of rents received from such reletting and those due and payable under the terms of this Lease. Lessor may also pursue such other remedies as may be allowed by law and in equity, and all such rights and remedies, whether expressly stated above or whether available at law or in equity, shall be deemed separate and cumulative and no one remedy shall be deemed to be exclusive of any such other remedy.

(b)            Notwithstanding any provision contained in this Lease to the contrary, Lessor shall not be obligated to give more than two notices of default within any 12-month period and Lessor shall not be required to give any notice of default or cure period for Lessee’s failure to maintain any insurance coverage required by this Lease.

(c)            Notwithstanding anything to the contrary herein, it is agreed that wherever it is provided in this Section that this Lease shall automatically terminate, same shall be deemed and construed to mean that such termination shall be at the option or election of Lessor only, and that such termination and cancellation shall not take effect unless Lessor so elects. The costs and expenses of making repairs in the Demised Premises which may be necessary in order to enable Lessor to relet same, the payment of any brokerage commissions, and to other necessary expenses of Lessor incurred in conjunction with such reletting shall be deemed additional amounts due from Lessee to Lessor.

(d)            In addition to rent and other sums agreed to be paid by Lessee under this Lease, Lessee shall pay to Lessor all expenses incurred by Lessor in enforcing or interpreting its rights hereunder, including without limitation, all court costs, reasonable attorneys' fees (whether incurred out of court, at trial, on appeal or in bankruptcy proceeding), and all collection costs and fees charged by third parties.

Section 17. Waiver. One or more waivers of any covenant or condition by Lessor shall not be construed as a waiver of a subsequent or continuing breach or the same covenant or condition and the consent or approval of Lessor to or of any act by Lessee requiring Lessor's consent or approval shall not be deemed to waive or render unnecessary Lessor's consent or approval to or of any subsequent or similar act by Lessee.

Section 18. Estoppel Certificate, Attornment and Subordination.

(a)            Within thirty days after the request by Lessor, Lessee shall deliver to Lessor a written and acknowledged statement certifying that Lessee has accepted possession of the Demised Premises, that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same are in full force and effect as modified and stating the modifications), and the dates to which the Base Rent and other charges or deposits have been paid in advance, if any. It is intended that any such statement delivered pursuant to this Section may be relied upon by any prospective purchaser or mortgagee of the realty comprising the Building.

(b)            In the event of sale of Lessor's interest or any proceedings are brought for the foreclosure of or in the event of exercise of the power of sale under any mortgage executed by Lessor covering the Demised Premises, Lessee shall attorn to the purchaser upon any such event and recognize such purchaser as Lessor under this Lease.

(c)            This Lease is and shall be subordinate to the lien of any mortgage now or hereafter encumbering the Demised Premises. Upon request of Lessor, Lessee covenants that it shall, in writing, within ten days of its receipt of such request, furnish any documents required by Lessor or its lender to subordinate Lessee's rights hereunder to any subsequent condominium documents, ground lease(s) or to the lien of any future mortgage or mortgages, or the lien resulting from any other method of financing or refinancing, now or hereafter in force against the land and/or buildings of which the Demised Premises are a part or against any buildings hereafter placed upon the land of which the Demised Premises are part, and to all advances made or thereafter to be made upon the security thereof, provided always that upon such subordination, if Lessee shall perform all its obligations under this Lease, then Lessee's right to possession of the leased premises shall not be disturbed.

(d)            Upon request of any party in interest, Lessee shall execute promptly such instruments or certificates to carry out or confirm its obligations under paragraphs (a), (b) and (c) above. Failure to execute such certificates as set forth above shall constitute a default under the Lease.

(e)            Neither this Lease nor any memorandum hereof shall be recorded in the public records.

Section 19. Nonliability of Lessor. Lessor shall not be responsible to Lessee for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining premises or any part of the premises adjacent to or connected with the Demised Premises hereby leased or any part of the building of which the Demised Premises are a part or for any loss or damage resulting to Lessee or its property from such activities, including, but not being limited to, bursting, stopped-up or leaking water, gas, air-conditioning pipes and ducts, sewer or steam pipes.

Section 20. Covenant Against Liens. Lessee shall have no power or authority to create any lien or permit any lien to attach to Lessee's leasehold or to the estate, reversion or other interest of Lessor in the Demised Premises herein demised or on the Building or other improvements of which the Demised Premises are a part. All materialmen, contractors, artisans, mechanics and laborers and other persons contracting with Lessee with respect to the Demised Premises or any part thereof, or any such party who may avail himself of any lien against the realty (whether same shall proceed in law or in equity) are hereby charged with notice that they shall look solely to Lessee to secure payment of any amounts due for work done or material furnished to Lessee at the Demised Premises or for any other purpose during the term of this Lease. Lessee shall indemnify Lessor against any loss or expenses incurred as a result of the assertion of any such lien, and Lessee covenants and agrees to transfer any claimed or asserted lien to a bond or such other security as may be permitted by law within ten days of the assertion of any such lien or claim of lien. Failure of Lessee to clear same within the time aforementioned shall constitute a default under this Lease.

Section 21. Broken Glass. Lessee shall replace at Lessee's sole expense any and all window or door glass, damaged or broken from any cause whatsoever, in and about the Demised Premises, except in case of and to the extent of damage or breakage due to fire or due to any other casualty against which Lessor shall be able to collect on its insurance thereon.

Section 22. Default by Lessor. Lessor shall in no event be charged with default in the performance of any of its obligations hereunder unless and until Lessor shall have failed to perform such obligations within 30 days (or within such additional time as is reasonably required to correct any such default) after notice to Lessor by Lessee properly specifying wherein Lessor has failed to perform any such obligations.

Section 23. “Omitted as it pertained to medical uses only”

Section 24. Radon Gas Notification.  In accordance with the requirements of Florida Statutes Section 404.056(8) the following notice is hereby given:

“RADON GAS:  Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time.  Levels of radon that exceed federal and state guidelines have been found in buildings in Florida.  Additional information regarding radon and radon testing may be obtained from your county public health unit.”

Section 25. Hazardous Substances. Lessee shall not use or allow the Demised Premises to be used for the Release, storage, use, treatment, disposal or other handling of any Hazardous Substance, without the prior written consent of Lessor, which consent may be granted or withheld at Lessor’s sole discretion. The term “Release” shall have the same meaning as is ascribed to it in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., as amended (“CERCLA”). The term “Hazardous Substance” means (i) any substance defined as a “hazardous substance” under CERCLA, (ii) petroleum, petroleum products, natural gas, natural gas liquids, liquefied natural gas, and synthetic gas, and (iii) any other substance or material deemed to be hazardous, dangerous, toxic, or a pollutant under any federal, state or local law, code, ordinance or regulation.

Lessee shall: (a) give prior notice to Lessor of any activity or operation to be conducted by Lessee at the Demised Premises which involves the Release, use, handling, generation, treatment, storage, or disposal of any Hazardous Substance (“Lessee's Hazardous Substance Activity”); (b) comply with all federal, state and local laws, codes, ordinances, regulations, permits and licensing conditions governing the Release, discharge, emission, or disposal of any Hazardous Substance and prescribing methods for or other limitations in storing, handling, or otherwise managing Hazardous Substances; (c) at its own expense, promptly contain and remediate any Release of Hazardous Substances arising from or related to Lessee's Hazardous Substance Activity in the Demised Premises and remediate and pay for any resultant damage to property, persons, and/or the environment; (d) give prompt notice to Lessor, and all appropriate regulatory authorities, of any Release of any Hazardous Substance in the Demised Premises or the environment directly related to or caused by Lessee's Hazardous Substance Activity, which Release is not made pursuant to and in conformance with the terms of any permit or license duly issued by appropriate governmental authorities, any such notice to include a description of measures taken or proposed to be taken by Lessee to contain and remediate the Release and any resultant damage to property, persons, or the environment; and (e) indemnify and hold Lessor totally harmless for any loss, cost, liability, damage, clean-up cost or expense incurred by Lessor as a result of the presence of such Hazardous Substance. This provision shall survive any expiration or termination of this Lease.

Section 26. Quiet Enjoyment. Lessor agrees that if Lessee pays the basic annual rent, and other charges herein provided, and shall perform all of the covenants and agreements herein stipulated to be performed on Lessee's part, Lessee shall at all times during the term of this Lease have the peaceable and quiet enjoyment and possession of the Demised Premises without any hindrance from Lessor or any other persons lawfully claiming through Lessor, except as to such portion of the Demised Premises as shall be taken under the power of eminent domain.

Section 27. Holding Over. If Lessee shall remain in possession of all or any part of the Demised Premises after the expiration of the term of this Lease, then Lessee shall be deemed a Lessee of the Demised Premises from month-to-month, cancelable upon 15 days' written notice, subject to all of the terms and provisions hereof, except only as the term of this Lease; provided, however, that if Lessee shall continue in possession after written notice from Lessor canceling such month-to-month tenancy, the Base Rent payable pursuant to Section 3(b) hereof during such period as Lessee shall continue to hold the Demised Premises or any part thereof shall be an amount equal to $125% of the Base Rent in effect for the last lease year prior to the expiration of this Lease.

Section 28. Lien Upon Lessee's Property. All property, furniture, furnishings, equipment and fixtures of Lessee situated upon the Demised Premises during the term of this Lease shall be and are hereby bound for the payment of the basic annual rent and other charges specified herein and for the fulfillment of all covenants of this Lease, and a lien is hereby created thereon in favor of Lessor for the full and prompt payment of such amount and fulfillment of said covenants. The lien hereby created shall be in addition to any statutory Lessor's lien.

Section 29. Surrender of Demised Premises. Lessee shall deliver and surrender to Lessor possession of the Demised Premises upon expiration of this Lease, or its earlier termination as herein provided, broom clean, and in as good condition and repair as the same shall be at the commencement of the term of this Lease, or may have been put by Lessor during the continuance thereof, excepting only ordinary wear and tear and damage by fire or the elements. Lessee shall, at tits expense, remove all property of Lessee, and Lessee shall pay for the repair of all damage to the Demised Premises caused by such removal. Any property not so removed at the expiration of the term hereof shall be deemed to have been abandoned by Lessee and may be retained or disposed of by Lessor, as Lessor shall desire, and any of the costs therefor charged to Lessee. Lessee's obligation to observe and perform this covenant shall survive the expiration or termination of this Lease.

Section 30. Brokerage. Lessee covenants, warrants and represents to Lessor that there was no real estate salesperson or broker instrumental in consummating this Lease other than Savills Inc and that no conversation or prior negotiations were had by Lessee with any real estate salesperson or broker other than Savills Inc concerning the renting of the Demised Premises. Lessee agrees to protect, indemnify, save and keep harmless Lessor against and from all liabilities, claims, losses, costs, damages and expenses including attorneys' fees arising out of, resulting from or in connection with a breach of the foregoing covenant, warranty and representation. Landlord (Belle Ave LLC) agrees to pay Savills Inc $1,500.00 with the execution of the lease.

Section 31. Notices. Any notice, request, demand, approval, consent or other communication which Lessor or Lessee may be required or permitted to give to the other party shall be in writing and shall be mailed to the other party at the address specified on the signature page hereof, or to the Demised Premises if such communication is to Lessee, or to such other address as either party shall have designated by written notice to the other, and the time of the rendition of such shall be when same is deposited in an official United States Post Office, postage prepaid.

Section 32. Binding Effect. Except as herein otherwise expressly provided, the terms and provisions hereof shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, successors and permitted assigns, respectively, of Lessor and Lessee.

Section 33. Invalidity of Particular Provision. If any term or provision of this Lease shall to any extent be invalid or unenforceable, the remainder of this Lease shall not be affected thereby.

Section 34. Exculpation. Lessee agrees that it shall look solely to the estate and property of Lessor in the land and building comprising the Building of which the Demised Premises are a part for the collection of any judgment (or any other judicial process) requiring the payment of money by Lessor in the event of any default or breach by Lessor with respect to any of the terms, covenants and conditions of this Lease to be observed and performed by Lessor and no other property or estates of Lessor shall be subject to levy, execution or other enforcement procedures for the satisfaction of Lessee's remedies.

Section 35. Governing Law and Venue. This Lease will be construed in accordance with the laws of the State of Florida, without reference to its principles of conflicts of laws. The exclusive venue for any suit pertaining to this Lease shall be brought in the Circuit Court of Seminole County, Florida.

Section 36. Attorneys' Fees. In the event that any action is filed to interpret or enforce any party's rights under this Lease, the prevailing party shall be entitled to recover all its costs and reasonable attorneys' fees from the other party; whether such costs or fees are incurred before litigation or at the trial or appellate level or in any bankruptcy proceeding.

Section 37. Force Majeure. Whenever a period of time is herein prescribed for action to be taken by Lessor, Lessor will not be liable or responsible for, and there will be excluded from the computation for any such period of time, any delays due to strikes, riots, acts of God, shortages of labor and materials, theft, fire, public enemy, injunction, court order, requisition of other governmental body or authority, war, governmental laws, regulations or restriction or any other causes of any kind whatsoever which are beyond the reasonable control of Lessor.

Section 38. No Waiver. No provision of this Lease will be deemed to have been waived by Lessor unless such waiver be in writing signed by Lessor and addressed to Lessee, nor will any custom or practice which may grow up between the parties in the administration of the provisions hereof be construed to waive or lessen the right of Lessor to insist upon the performance by Lessee in strict accordance with the terms hereof. One more waiver of any right, obligation or default shall not be construed as a waiver of any subsequent or other right, obligation or default.

Section 39. Default Interest. All past due rent and other sums payable by Lessee under this Lease will bear interest from the date due until paid at the highest legal rate in effect at the time of such default.

Section 40. Headings. The section and paragraph headings to this Lease are for convenience and reference only. The words as provided in the section and paragraph headings will not be held to explain, modify, amplify, or aid in the interpretation, construction, or meaning of the terms of this Lease.

Section 41. Time of the Essence. Time is of the essence of each and every obligation of this Lease.

Section 42. Taxes. Lessor shall pay all real property taxes and special improvement assessments levied against the Demised Premises during the term hereof. Lessee shall be solely responsible for all personal property taxes and assessments levied against Lessee’s personal property, if any, located in the Demised Premises.

Section 43. Renewal Term. Upon the expiration of the Lease Term, Lessee has the right to renew the Lease for an 2 additional terms of (1) years or Lessee can choose the option for a multi year renewal by notifying the Lessor in writing of its intention to do so no later than 90 days prior to the expiration of the Lease term. The terms and conditions of this Lease shall govern the renewal term. The renewal will be at 3% escalation of the then expiring base rent at the time of renewal.

Section 45. Option To Purchase. n/a

Section 46. Rules and Regulations. This Lease is subject to the Rules and Regulations set forth on Exhibit “B” attached hereto and made a part hereof.

Section 47. Suitability and Condition of Premises. Lessee, by taking possession of the Demised Premises accepts the Demised Premises as suitable for the use intended by this Lease.

Section 48. Singular Includes Plural. As used herein, the singular shall include the plural, the plural shall include the singular and the masculine shall include the feminine and neuter and vice versa.

Section 49. Advice of Counsel. Lessor and Lessee have each consulted with and have been full advised by counsel with respect to this Lease and represent and warrant to each other that they have investigated all potential for conflict of interest or any other circumstances that might result in the rendering of ineffective assistance to them by counsel, are satisfied with their representation by counsel and covenant and promise not to raise any defense or claim based upon insufficiency of legal representation in any legal action or proceeding arising from this Lease.

Section 50. WAIVER OF JURY TRIAL EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION RELATED TO, BASED UPON, ARISING OUT OF OR IN CONNECTION WITH, OR IN ANY WAY RELATING TO, DIRECTLY OR INDIRECTLY, THIS LEASE, THE TRANSACTIONS DESCRIBED OR CONTEMPLATED HEREBY, AND/OR ANY RELATIONSHIP, COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY INCLUDING, BUT NOT LIMITED TO, SUBSEQUENT ACTIONS TAKEN IN ENFORCEMENT OF ANY PARTY’S RIGHTS UNDER THIS LEASE. THIS WAIVER IS KNOWINGLY, INTENTIONALLY AND VOLUNTARILY MADE BY EACH PARTY, AND EACH SUCH PARTY ACKNOWLEDGES THAT NONE OF THE OTHER PARTIES NOR ANY PERSON ACTING ON BEHALF OF ANY OTHER PARTY HAS MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. EACH PARTY HEREBY FURTHER ACKNOWLEDGES THAT IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER PROVISION. IT IS THE PARTIES’ INTENTION THAT BY THIS WAIVER, ANY DISPUTE OF ANY NATURE WHATSOEVER, IN CONTRACT OR IN TORT OR OTHERWISE (EVEN IF WHOLLY UNRELATED TO THIS LEASE), OR IN ANY WAY WHATSOEVER RELATED TO BUSINESS BETWEEN THEM SHALL NOT BE TRIED BY A JURY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS LEASE.

Section 51. Construction Against Draftsman. For purposes of the rule of construction against the draftsman of an agreement, no party should be considered the draftsman of this Lease. This Lease was prepared in equal parts by Lessor and Lessee and was prepared through negotiated process in which no party was in an advantaged or superior position.

Section 52. Entire Agreement. This Lease and the exhibits attached hereto and by reference made a part hereof constitute the entire agreement between the parties hereto and no portion thereof may be altered, modified or amended in any manner whatsoever unless same shall be in writing and signed by the parties hereto.

Section 53. Additional Provisions: Tenant to be provided a one-time Right of First Offer for suite 1030 and 1050 if they become vacant. Landlord shall provide the written offer to Tenant and Tenant shall have 5 business days to either accept or reject the offer. Saying no to one suite does not remove Tenant’s right to the offer for the other suite

IN WITNESS WHEREOF, the parties hereto have set their hands and seals the date first written above.

BELLE AVE LLC

By:	/s/ Vlado Ivetic	04-23-2025
Print Name:	Vlado Ivetic
Title:	Managing Member

Address: 1060 Belle Ave	Notary Public:

Winter Springs, Florida 34708

“LESSOR”

(Signatures continued on the following page).

Timeplast Inc

Manuel Rendon

By:	/s/ Manuel Rendon

Print Name:	Manuel Rendon

Title:	CEO

Address:	1000 Belle Ave,
Unit 1040
Winter Springs, FL 32708

“LESSEE”

Notary Public:

Exhibit “B”

RULES AND REGULATIONS

Lessee agrees as follows:

1.            The delivery or shipping of merchandise, supplies and fixtures to and from the Premises shall be subject to such rules and regulations as in the judgment of Lessor are reasonable, necessary, and customary for the proper operation of the Premises or the Belle Ave, LLC

2.            No aerial antennae or satellite dish shall be erected on the roof or exterior walls of the Premises without first obtaining in each instance the written consent of Lessor. Any radio or television or aerial antennae or satellite dish so installed without consent shall be subject to removal without notice at any time. Lessor hereby grants consent for Lessee to install and operate a radio, VCR and TV/Monitor inside the Premises for guest entertainment and staff training purposes.

3.            The plumbing facilities shall not be used for any other purpose than that for which they are constructed and no foreign substance of any kind shall be thrown therein. The expense of any breakage, stoppage or demand resulting from a violation of this provision shall be borne by Lessee who shall, or whose employees, agents or invitees shall, have caused it. No hazardous substances of any kind, including but not limited to, natural gas, oil, and gasoline, shall be permitted on or around the Premises.

4.            Lessee shall use, at Lessee's cost, a qualified pest extermination contractor at such intervals as Lessor may require provided that Lessor and/or Lessee has found evidence of the need for pest control and/or extermination.

5.            Lessee shall not burn any trash or garbage of any kind in or about the Premises or the Industrial Park.